EXHIBIT 8

FORM OF TAX OPINION TO BE GIVEN AT CLOSING

       The tax opinion will contain the following individual opinions (or opinions substantially similar thereto):

A.     With respect to the Holding Company Merger:

       1. Provided the proposed Merger of First Capital Bancorp with and into Deposit Guaranty Louisiana qualifies as a statutory merger under applicable Louisiana law, the acquisition by Deposit Guaranty Louisiana of substantially all of the assets of First Capital Bancorp in exchange for shares of Deposit Guaranty Common Stock and the assumption of liabilities of First Capital Bancorp will constitute a reorganization within the meaning of Code section 368(a)(1)(A) and section 368(a)(2)(D).

       For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of First Capital Bancorp held immediately prior to the Merger. Deposit Guaranty, Deposit Guaranty Louisiana, and First Capital Bancorp will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

       2. No gain or loss will be recognized by First Capital Bancorp upon the transfer of substantially all of its assets to Deposit Guaranty Louisiana in exchange solely for Deposit Guaranty Common Stock and the assumption by Deposit Guaranty Louisiana of the liabilities of First Capital Bancorp (Code sections
361(a) and 357(a)).   Such non-recognition is not affected by the fact that
First Capital Bancorp will be deemed to receive cash in lieu of fractional share interests of First Capital Bancorp shareholders, since all of the cash will be deemed distributed to First Capital Bancorp shareholders pursuant to the Merger Agreement.

       3. No gain or loss will be recognized by First Capital Bancorp upon the transfer of substantially all of its assets to Deposit Guaranty in exchange solely for Deposit Guaranty Common Stock and the assumption by DGC of the liabilities of First Capital Bancorp. (Rev. Rul. 57-278, 1957-1 C.B. 124).

       4. No gain or loss will be recognized by Deposit Guaranty upon the receipt by Deposit Guaranty Louisiana of substantially all of the assets of First Capital Bancorp solely in exchange for Deposit Guaranty Common Stock issued to First Capital Bancorp and the assumption by Deposit Guaranty Louisiana of the liabilities of First Capital Bancorp and the liabilities to which the transferred assets are subject (Rev. Rul 57-278, 1957-1 C.B. 124).

       5. The basis of the assets of First Capital Bancorp in the hands of Deposit Guaranty will be, in each instance, the same as the basis of those assets in the hands of First Capital Bancorp immediately prior to the Holding Company Merger (Code section 362(b)).

       7. The holding period of First Capital Bancorp's assets in the hands of DGC will include the period during which the assets were held by First Capital Bancorp (Code section 1223(2)).

       8. No gain or loss will be recognized by the shareholders of First Capital Bancorp upon their receipt of Deposit Guaranty Common Stock (including fractional share interests to which they may be entitled) solely in exchange for their First Capital Bancorp Common Stock (Code section 354(a)(1)).

       9. The basis of the Deposit Guaranty Common Stock to be received by the First Capital Bancorp shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the First Capital Bancorp Common Stock surrendered in exchange therefor (Code section 358)).

       10. The holding period of the Deposit Guaranty Common Stock to be received by the First Capital Bancorp shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the First Capital Bancorp Common Stock surrendered in exchange therefor was held, provided that the First Capital Bancorp Common Stock is held as a capital asset in the hands of the First Capital Bancorp shareholder on the date of the exchange (Code section 1223(1)).

       11. The payment of cash to First Capital Bancorp shareholders in lieu of fractional shares of Deposit Guaranty Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by Deposit Guaranty. The cash payments will be treated as having been received as distributions in redemption of such stock, subject to the provisions and limitations of section 302 of the Code.

       12. Where a dissenting First Capital Bancorp shareholder receives solely cash in exchange for his or her First Capital Bancorp Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of section 302.

B.     With respect to the Bank Merger:

       1. Provided that the merger of Capital Bank into DGNB Louisiana qualifies as a statutory merger under applicable state or federal law, the proposed Bank Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. Capital Bank and DGNB Louisiana will each be "a party to a reorganization" within the meaning of section 368(b)(2).

       2. No gain or loss will be recognized by Capital Bank on the transfer of all of its assets to DGNB Louisiana in constructive exchange for DGNB Louisiana Common Stock issued to Deposit Guaranty Louisiana and the assumption by DGNB Louisiana of the liabilities of Capital Bank (Code sections 361(a) and 357(a)).

       3. No gain or loss will be recognized by DGNB Louisiana upon the receipt by DGNB Louisiana of all of the assets of Capital Bank in constructive exchange for DGNB Louisiana Common Stock issued to Deposit Guaranty Louisiana and the assumption by DGNB Louisiana of the liabilities of Capital Bank and the liabilities to which the transferred assets are subject (Rev. Rul 57-278, 1957-1 C.B. 124).

       4. No gain or loss will be recognized by Deposit Guaranty or Deposit Guaranty Louisiana as a result of the Bank Merger and the surrender of the Capital Bank Common Stock in constructive exchange for the DGNB Louisiana Common Stock.

       5. The basis of the assets of Capital Bank in the hands of DGNB Louisiana will, in each case, be the same as the basis of those assets in the hands of Capital Bank immediately prior to the Bank Merger (Code section 362(b)).

       6. The holding period of the assets of Capital Bank in the hands of DGNB Louisiana will, in each instance, include the period for which such assets were held by Capital Bank. (Code section 1223(2)).